eWELLNESS HEALTHCARE CORPORATION AND BISTROMATICS INC. LICENSING AGREEMENT

This Agreement (this “Agreement”) is made and entered into effective as of June 23, 2014 (the “Effective Date”) by and between:

A. eWellness Healthcare Corporation (“EWC”), a Company organized under the laws of the State of Nevada, principal place of business located at 11825 Major Street, Culver City, California 90230 89074-7722 USA and

B. Bistromatics, Inc., (“BI”), a Canadian corporation having an address at 8 York Street Second Floor, Ottawa, ON K1S 5SS8  Canada.

Each may be referred to herein as a “Party” or, collectively, the “Parties.”

ARTICLE 1

DEFINITIONS

“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

“BI Technology” are those that are based upon the “Ripplefire” code base that is a media lifecycle management platform system. The tools allow for large enterprises effectively create, manage, secure, deliver, track and archive video and audio content for large audiences of users. The high-level functions include: administration dashboards that can be customized to display relevant data and metrics on a per user basis; on demand media management for video and audio content (employs wowza); Live video streaming integration to schedule and serve content via web interfaces (employs wowza and wirecast); automated transmuxing of stream type for mobile devices; real-time and historical metrics captures of consumption data; metrics reports with integrated email notifications; caching infrastructure; integrated transcoding module that automates sorenson squeeze server job handling and social media hub publishing and tracking for major social media hubs.

“Exclusive BI Technology License” shall mean a perpetual global exclusive license to use the BI technology for telemedicine applications.

LICENSING PURCHASE

Purchase of License. EWC hereby enters into a perpetual global exclusive license to use the BI technology for telemedicine applications with BI, subject to the terms and conditions set forth herein. EWC agrees to pay BI US$20,000.00 for this License. These funds will be paid in the following installments: US$2,000.00 within 5 business days of the execution of this Agreement, US$5,000.00 due on August 1, 2014 and $13,000.00 due September 15, 2014. Additionally, in the event that an EWC client wishes to white label a telemedicine application, then EWC will pay an additional one time US$10,000 white labeling licensing fee to BI per specific client.

1.1 Use of Trademarks & Patent Applications.

1.1.1 Ownership. Through this perpetual global exclusive license to use the BI technology for telemedicine applications EWC is hereby granted all rights to Trademarks and any past or future patent applications for the use of the BI Technology in telemedicine applications and businesses.

1.1.2 Term. This Agreement shall become effective as of the Effective Date, and in accordance with any provision hereof.

ARTICLE 2

GENERAL PROVISIONS

2.1 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns, and shall be assignable by EWC to any of it’s affiliates or subsidiaries. This Agreement may be assigned if, EWC is acquired by another entity.

2.2 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without regard to its conflicts of laws principles. Each party hereby irrevocably and unconditionally consents and agrees that all actions, suits or other proceedings arising under or in connection with this Agreement shall be tried and litigated in state or federal courts located in in the State of Nevada, which courts shall have exclusive jurisdiction to hear and determine any and all claims, controversies and disputes arising out of or related to this Agreement and each party hereto waives any objection it may have now or hereafter have to venue or to convenience of forum.

2.3 Amendment. This Agreement may be amended or supplemented only by a writing that refers explicitly to this Agreement and that is signed on behalf of both parties.

2.4 Waiver. No waiver will be implied from conduct or failure to enforce rights. No waiver will be effective unless in writing signed on behalf of the party against whom the waiver is asserted.

2.5 Force Majeure. Neither party will have the right to claim damages or to terminate this Agreement as a result of the other party’s failure or delay in performance due to circumstances beyond its reasonable control (except for obligations relating to fees payable under this Agreement) including, but not limited to, labor disputes, strikes, lockouts, shortages of or inability to manufacture or obtain the EWC Products hereunder, labor, energy, components, raw materials or supplies, war, riot, insurrection, epidemic, acts of God, or governmental action not the fault of the nonperforming party.

2.6 Severability. If any provision of this Agreement is held unenforceable or invalid by a court of competent jurisdiction, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole. Rather, such provision shall be stricken from this Agreement and the remaining provisions shall be fully enforceable.

2.7 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Any executed signature page delivered by facsimile transmission shall be binding to the same extent as an original executed signature page, without regard to any agreement subject to the terms hereof or any amendment thereto.

2.8 Notices. All notices shall be in writing and shall be by personal delivery, or by certified or registered mail, return receipt requested, and deemed given upon personal delivery, or five (5) days after deposit in the mail. Notices shall be sent to the addresses set forth below or such other address as either party may specify in writing:

BI:

Curtis Hollister

CMO

Bistromatics, Inc.

8 York Street Second Floor

Ottawa, ON K1S 5SS8 Canada.

EWC:

Darwin Fogt, MPT

President & CEO

EWellness Corporation

7251 West lake Mead Blvd.

Las Vegas, Nevada 89128

With a copies to:

Hunter Taubman Weiss

17 State Street, Floor 20

New York, NY 10004

P: 917-512-0848

F: 212-202-6380

Attention: Louis E. Taubman, Esq.

E-Mail: ltaubman@htwlaw.com

Relationship of Parties; Use of Names. The parties to this Agreement are independent contractors. Neither party has authority to bind the other or to incur any obligation on the other party’s behalf. Neither party will use the name of the other party except as necessary to comply with any applicable regulations.

2.9 Confidentiality. The parties to this Agreement respect the confidentiality of its contractual relationships. Each party agrees to not disclose any confidential information received from the other party in connection with this Agreement to any third party unless (i) such disclosure is approved in writing by the non-disclosing party or (ii) such disclosure is required by law or governmental regulation and the party requested to disclose such information has notified the other party in advance in writing. Neither party shall have any obligation with respect to the confidential information of the other party if (i) at the time of receipt, such information is in the public domain or subsequently enters the public domain without fault of the receiving party, (ii) at the time of receipt, the information was already known to the receiving party as evidenced by appropriate written records, (iii) such information becomes available to the receiving party from a bona-fide third-party source other than the disclosing party provided that such third-party source is not bound to any confidentiality obligations to the disclosing party; and (iv) such information is independently developed by the receiving party, as documented by appropriate written records. Upon termination or expiration of this Agreement, the receiving party shall cease all use of the other party’s confidential information and, if requested, return all confidential information received. The obligations set forth in this Section 9.9 shall continue beyond the termination or expiration of this Agreement, and for so long as either party possesses confidential information of the other party.

2.10 Arbitration. Any disputes arising under this Agreement will be submitted to binding arbitration through the American Arbitration Association. Each party shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator so that the three arbitrators shall govern the arbitration process and issue decisions that shall be binding upon the parties. Any such arbitration shall take place at a location agreed to by both parties at the time of arbitration.

2.11 Legal Fees. In the event of any legal action, arbitration or other proceeding arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred therein, in addition to any other relief to which it may be entitled.

2.12 Entire Agreement. This Agreement, including all exhibits to this Agreement, which are hereby incorporated by reference, represents the entire agreement between the parties relating to its subject matter and supersedes all prior representations, discussions, negotiations and agreements, whether written or oral.

2.13 Authority to Execute; Counterparts. Each of the undersigned represents and warrants that he/she has the right, legal capacity and authority to enter into this Agreement and that the execution of this Agreement has been authorized by the party on whose behalf the undersigned is executing this Agreement. This Agreement may be signed in counterparts which taken together shall constitute one document.

Bistromatics, Inc.		eWellness Healthcare Corporation

By:		By:
	Curtis Hollister, CMO		Douglas MacLellan, Chairman & Secretary